MIDDLESEX WATER COMPANY REPORTS
SECOND QUARTER 2009 FINANCIAL RESULTS

ISELIN, NJ, (August 6, 2009)   Middlesex Water Company (NASDAQ:MSEX) today reported operating results for the quarter ended June 30, 2009.
Second Quarter Operating Results
Overall, consolidated revenues for the second quarter of 2009, increased by less than $0.1 million over the same period in 2008.  Revenues in the Middlesex system in New Jersey decreased $0.3 million as a result of lower water consumption across all customer classes and unseasonably cool, wet weather patterns in the mid-Atlantic region, which further depressed overall customer demand.  Revenues from water consumption at Tidewater Utilities, our Delaware water system, decreased by $0.5 million, largely attributable to similar unfavorable weather patterns.  Interim rates approved by the Delaware Public Service Commission (PSC), that took effect March 2009, and customer growth, increased revenues at Tidewater by $0.7 million. Revenues from our City of Perth Amboy, New Jersey contract operations rose $0.2 million due to higher pass-through charges and scheduled management fee increases.
Net income declined by $0.7 million from $3.6 million to $2.9 million for three months ended June 30, 2009.  Basic and diluted earnings per share decreased to $0.21, compared to $0.26 for the same three-month period in 2008.
Operation and maintenance expenses for the three months ended June 30, 2009 increased $1.2 million or 9.9%.  Labor costs increased $0.3 million due to increases in wages and resources necessary to meet the growing needs of our Delaware service territory.  Expenses for our qualified employee retirement benefit plans increased by $0.4 million compared to the second quarter of 2008.  Although water production had declined in the second quarter in our Middlesex system, costs for chemicals and residual disposals were $0.3 million higher than the same period in 2008.  These increases were a combination of unit price increases and the need for more aggressive water treatment measures. The need for enhanced treatment resulted from abnormally high rainfall that created higher levels of turbidity in our raw water supply through much of the second quarter. Operating costs for the Perth Amboy water and wastewater systems increased $0.1 million due to higher pass-through charges, which are fully reimbursed under our operation and maintenance contract with the City.  All other expense categories increased $0.1 million.
Middlesex Water Company President and CEO, Dennis W. Doll, said, “In the second quarter, as in the first quarter, a number of our commercial and industrial customers continued to face adversity stemming from the challenges in the local and national economies.  This continues to result in below-normal water consumption in those businesses where water is a significant component of their operations. These conditions, combined with abnormally wet, cool weather throughout the Northeast in the second quarter, have resulted in a substantial reduction in consumption sales relative to prior years. We have implemented appropriate additional cost control measures throughout 2009, to somewhat mitigate the effects of these macro-challenges, and a rate filing for our Middlesex system in New Jersey is imminent. We continue to make significant progress on numerous internal business initiatives that we anticipate will expedite our ability to capitalize on additional opportunities as economic conditions improve.”

Six Month Operating Results
Consolidated operating revenues for the six months ended June 30, 2009 decreased $0.2 million or less than 1.0% from the same period in 2008. Revenues in our Middlesex system decreased $1.0 million as a result of lower water consumption across all customer classes. Revenues from water consumption in our Delaware system decreased by $0.6 million due to unfavorable weather patterns.  Distribution System Improvement Charges and interim rates that took effect in January 2009 and March 2009, respectively, and customer growth, increased Tidewater’s revenues by $0.9 million. Revenues from our Perth Amboy, New Jersey contract operations rose $0.3 million due to higher pass-through charges and scheduled management fee increases. Revenues from our regulated wastewater operations in Delaware increased $0.1 million due to customer growth.  All other operations accounted for $0.1 million of additional revenues.
Operation and maintenance expenses increased $2.1 million or 8.9%. This was attributable in part to a $0.6 million increase in labor costs in our Delaware service territory, increased overtime in connection with a higher incidence of water main breaks and leaks in our Middlesex system and a $0.5 million increase in expenses for our qualified employee retirement benefit plans, over the same period in 2008. Net income decreased $1.4 million or 24.5%. Basic and diluted earnings per share decreased to $0.31 for six months ended June 30, 2009, compared to $0.41 for the same period in 2008.
Board Declares Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1775 per share, payable September 1, 2009 to common shareholders as of August 14, 2009.  The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.
About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
(732- 638-7549
www.middlesexwater.com

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating Revenues	$23,083	$23,035	$43,665	$43,890

Operating Expenses:
Operations	11,675	10,617	23,531	21,719
Maintenance	1,218	1,110	2,405	2,107
Depreciation	2,111	1,955	4,196	3,885
Other Taxes	2,532	2,528	4,984	5,008

Total Operating Expenses	17,536	16,210	35,116	32,719

Operating Income	5,547	6,825	8,549	11,171

Other Income (Expense):
Allowance for Funds Used During Construction	241	162	482	265
Other Income	150	277	328	518
Other Expense	(7)	(113)	(18)	(158)

Total Other Income, net	384	326	792	625

Interest Charges	1,766	1,806	3,158	3,323

Income before Income Taxes	4,165	5,345	6,183	8,473

Income Taxes	1,319	1,780	1,976	2,904

Net Income	2,846	3,565	4,207	5,569

Preferred Stock Dividend Requirements	52	62	104	124

Earnings Applicable to Common Stock	$2,794	$3,503	$4,103	$5,445

Earnings per share of Common Stock:
Basic	$0.21	$0.26	$0.31	$0.41
Diluted	$0.21	$0.26	$0.31	$0.41

Average Number of
Common Shares Outstanding :
Basic	13,434	13,269	13,424	13,262
Diluted	13,697	13,600	13,687	13,593

Cash Dividends Paid per Common Share	$0.1775	$0.1750	$0.3550	$0.3500